Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-142956) and on Form S-3 (No. 333-161538) of JMP Group, Inc of our report date March 8, 2010, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10 K.

/s/ PricewaterhouseCoopers LLP

San Francisco, CA

March 8, 2010